Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Registration Statement on Form N-1A of Investment Managers Series Trust II regarding the Prospectus and Statement of Additional Information of Optima Strategic Credit Fund, a series of Investment Manager Series Trust II.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 12, 2025